Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sigma Designs, Inc. on Form S-8 of our report dated March 26, 2002 (April 17, 2002 as to the last sentence of Note 6), appearing in the Annual Report on Form 10-K/A of Sigma Designs, Inc. for the fiscal year ended January 31, 2002.

/s/ Deloitte & Touche LLP

San Jose, California
February 27, 2003